EXHIBIT 99.1
Press Release
Micromet, Inc. Reports First Quarter 2008 Financial Results
Bethesda, MD, May 8, 2008 — Micromet, Inc. (Nasdaq: MITI), a biopharmaceutical company focusing on the development of novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases, today announced its financial results for the first quarter ended March 31, 2008.
Summary of Recent Events:
•	In April, Micromet announced the initiation of the first phase 1 clinical trial with its BiTE® antibody MT110. The study will explore the safety, pharmacokinetics, pharmacodynamics and anti-tumor activity of MT110 in patients with lung cancer and patients with gastrointestinal cancer. MT110 targets the epithelial cell adhesion molecule (EpCAM or CD326), which is highly expressed on colon, lung, breast, prostate, ovarian, gastric and pancreas cancers and on cancer stem cells of colon, breast, prostate and pancreas cancers. Cancer stem cells are believed to cause metastases and recurrence of these cancers.

•	Also in April, Micromet presented five posters at the American Association for Cancer Research (AACR) showing recent progress on the company’s proprietary BiTE antibody platform and new BiTE antibodies:
o	Commercial anti-cancer antibodies Herceptin®, Erbitux® and Vectibix® and asthma antibody Xolair® can be converted to highly potent BiTE antibodies.

o	Animal data indicate feasibility of subcutaneous administration of BiTE antibodies MT103 and MT110.

o	Animal data provided proof of concept for a BiTE antibody targeting CD33 with potential use in the treatment of acute myelogenic leukemia (AML), and a BiTE antibody targeting MCSP with potential use in the treatment of melanoma.

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o	Animal data suggest a therapeutic window of a BiTE antibody targeting EpCAM in a relevant animal species.
•	In March, Micromet established a scientific advisory board and named five leading oncology and immunology researchers to its newly formed panel of BiTE antibody advisors. The scientific advisory board will provide guidance for the further development of our BiTE antibody technology.
Summarizing the events, Christian Itin, Ph.D., President and Chief Executive Officer of Micromet said: “We have made significant progress with the BiTE antibody platform and individual BiTE programs, demonstrating the potential utility of BiTE antibodies for the treatment of cancer and other severe diseases. The successful conversion of commercial antibodies Herceptin®, Erbitux®, Vectibix® and Xolair® to highly potent BiTE antibodies with differentiated product profiles may represent an intriguing option for life cycle management of those therapeutic antibodies.”
Financial Results:
Quarter Ended March 31, 2008
For the three months ended March 31, 2008, Micromet recognized total revenues of $5.9 million, compared to $2.8 million for the same period in 2007. Total operating expenses were $13.3 million for the three months ended March 31, 2008, compared to $10.3 million for the same period in 2007. For the three months ended March 31, 2008, Micromet reported a net loss of $5.9 million, or $0.14 per basic and diluted share, compared to a net loss of $7.6 million, or $0.24 per basic and diluted share, for the same period in 2007.

Micromet’s cash and cash equivalents were $27.7 million as of March 31, 2008. Net cash provided by operating activities was $0.4 million for the quarter ended March 31, 2008, compared to $7.9 million used in operating activities for the same period in 2007. Based on the status of our development programs, we believe this cash balance is sufficient to fund our operations through the second quarter of 2009.

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2008 Outlook:
•	On June 5, 2008, Micromet will present an update on MT103 clinical results from the ongoing phase 1 clinical trial in non-Hodgkin’s Lymphoma at the 10th International Conference on Malignant Lymphoma, Lugano, Switzerland.

•	Also in the second quarter, Micromet expects to initiate IND-enabling toxicology studies with MT203 in its collaboration with Nycomed.

•	A phase 1 clinical trial evaluating MT103 in patients with chronic lymphocytic leukemia is expected to be started in the United States by Micromet’s collaboration partner MedImmune. In addition, at the conference of the American Society of Hematology (ASH) in December 2008, Micromet anticipates providing an update on the clinical data of the ongoing clinical trials with MT103.

•	Micromet plans to initiate a phase 2 clinical trial to evaluate adecatumumab (MT201) in an adjuvant setting. In addition, first data from the ongoing phase 1b combination trial of adecatumumab with docetaxel are expected to be presented in the second half of 2008.
Conference Call and Audio Webcast Today, May 8, 2008, at 9:00 am Eastern Time
To participate in this conference call, dial 800-901-5218 (U.S.) or 617-786-4511 (international), passcode: 79417745. The audio webcast can be accessed at: www.micromet-inc.com in the investor relations section of the website.
A replay of the call will be available from 11:00 am Eastern Time on May 8, 2008 (5:00 pm Central European Time) through Thursday, May 15, 2008. The replay number is 888-286-8010 (U.S.) or 617-801-6888 (international), passcode: 99810027.

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About Micromet, Inc. (www.micromet-inc.com)
Micromet, Inc. is a biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases. Four of its antibodies are currently in clinical trials, while the remainder of the product pipeline is in preclinical development. The BiTE® antibody MT103 is in a phase 2 clinical trial for the treatment of patients with acute lymphoblastic leukemia and in a phase 1 clinical trial for the treatment of patients with non-Hodgkin’s lymphoma. BiTE antibodies represent a new class of antibodies that activate a patient’s own cytotoxic T cells, considered the most powerful “killer cells” of the human immune system, to eliminate cancer cells. Micromet is developing MT103 in collaboration with MedImmune, Inc., a subsidiary of AstraZeneca plc. MT110, a BiTE antibody targeting solid tumors that express the epithelial cell adhesion molecule (EpCAM), is the second clinical-stage BiTE antibody, and is being developed by Micromet in a phase 1 clinical trial for the treatment of patients with lung cancer and patients with gastrointestinal cancer. The third clinical stage antibody is adecatumumab, also known as MT201, a human monoclonal antibody which targets EpCAM-expressing solid tumors. Micromet is developing adecatumumab in collaboration with Merck Serono in a phase 1b clinical trial evaluating adecatumumab in combination with docetaxel for the treatment of patients with metastatic breast cancer. The fourth clinical stage antibody is MT293, which is licensed to TRACON Pharmaceuticals, Inc. and is being developed in a phase 1 clinical trial for the treatment of patients with cancer. In addition, Micromet has established a collaboration with Nycomed for the development and commercialization of MT203, a human antibody neutralizing the activity of granulocyte/macrophage colony stimulating factor (GM-CSF), which has potential applications in the treatment of various inflammatory and autoimmune diseases, such as rheumatoid arthritis, psoriasis, or multiple sclerosis.
About BiTE Antibodies
BiTE® antibodies are designed to direct the body’s cytotoxic, or cell-destroying, T cells against tumor cells, and represent a new therapeutic approach to cancer therapy. BiTE antibodies have been shown to induce an immunological synapse between a T cell and a tumor cell in the same manner as observed during

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physiological T cell attacks. These cytolytic synapses enable the delivery of cytotoxic proteins from T cells into tumor cells, ultimately inducing a self-destruction process in the tumor cell referred to as apoptosis, or programmed cell death. In the presence of BiTE antibodies, T cells have been demonstrated to serially eliminate tumor cells, which explains the activity of BiTE antibodies at very low concentrations and at very low ratios of T cells to target cells. Through the process of killing cancer cells, T cells proliferate, which leads to an increased number of T cells at the site of attack.
Forward-Looking Statements
This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding the efficacy, safety and intended utilization of our product candidates, the development of our BiTE antibody technology, the conduct, timing and results of future clinical trials, the sufficiency of our current cash and cash equivalents, and our plans regarding future presentations of clinical data. You are urged to consider statements that include the words “may,” “will,” “expects,” “plans,” “anticipates,” or other comparable words to be uncertain and forward-looking. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include the risk that product candidates that appeared promising in early research, preclinical studies or clinical trials do not demonstrate safety and/or efficacy in subsequent clinical trials, the risk that encouraging results from early research, preclinical studies or clinical trials may not be confirmed upon further analysis of the detailed results of such research, preclinical study or clinical trial, the risk that additional information relating to the safety, efficacy or tolerability of our product candidates may be discovered upon further analysis of preclinical or clinical trial data, the risk that we or our collaborators will not obtain approval to market our product candidates, and the risks associated with reliance on collaborators, including MedImmune, Merck Serono, TRACON and Nycomed, for the funding or conduct of further development and commercialization activities relating to our product candidates. These factors and others are more fully discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 14, 2008, as well as other filings by the company with the SEC.

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Any forward-looking statements are made pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, speak only as of the date made. Micromet undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
(Tables Follow)

Micromet, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	March 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$27,653	$27,066
Accounts receivable	1,734	4,689
Prepaid expenses and other current assets	1,658	2,579

Total current assets	31,045	34,334
Property and equipment, net	4,630	4,390
Goodwill	6,462	6,462
Patents, net	7,649	7,680
Deposits and other assets	209	196
Restricted cash	3,247	3,190

Total assets	$53,242	$56,252

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,920	$2,335
Accrued expenses	5,764	4,765
Warrant liabilities	3,965	5,218
Other liabilities	550	520
Current portion of long-term debt obligations	2,656	2,401
Current portion of deferred revenue	5,202	3,360

Total current liabilities	20,057	18,599
Deferred revenue, net of current portion	8,706	8,366
Other non-current liabilities	2,243	2,055
Long-term debt obligations, net of current portion	2,417	2,254
Commitments
Stockholders’ equity:
Preferred stock, $0.00004 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.00004 par value; 150,000 shares authorized; 40,795 and 40,778 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	2	2
Additional paid-in capital	184,899	184,015
Accumulated other comprehensive income	5,717	5,894
Accumulated deficit	(170,799)	(164,933)

Total stockholders’ equity	19,819	24,978

Total liabilities and stockholders’ equity	$53,242	$56,252

Micromet, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Revenues
Collaboration agreements	$5,749	$2,545
License fees and other	175	225

Total revenues	5,924	2,770
Operating expenses
Research and development	9,720	6,710
General and administrative	3,534	3,562

Total operating expenses	13,254	10,272

Loss from operations	(7,330)	(7,502)
Other income (expense)
Interest expense	(112)	(256)
Interest income	267	126
Change in fair value of warrants	1,253	—
Other income	56	42

Net loss	$(5,866)	$(7,590)

Basic and diluted net loss per common share	$(0.14)	$(0.24)

Weighted average shares used to compute basic and diluted net loss per share	40,781	31,499

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Contact Information

US Media:	European Media:
Andrea tenBroek/Chris Stamm	Ludger Wess
(781)-684-0770	+49 (40) 8816 5964
micromet@schwartz-pr.com	ludger@akampion.com

US Investors:	European Investors:
Susan Noonan	Ines-Regina Buth
(212) 966-3650	+49 (30) 2363 2768
susan@sanoonan.com	ines@akampion.com